Exhibit 10.1

Execution Version

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of December 9, 2015, by and among HOSPITALITY PROPERTIES TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Amended and Restated Credit Agreement dated as of January 8, 2014 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”);

WHEREAS, as permitted by Section 2.16. of the Credit Agreement, the Borrower has requested that the Lenders identified on Schedule I attached hereto increase the aggregate principal amount of the Revolving Commitments to an aggregate principal amount not to exceed $1,000,000,000.00; and

WHEREAS, as permitted by Section 12.6. of the Credit Agreement, the parties hereto desire to amend the Credit Agreement to increase in the Revolving Commitments subject to the terms and conditions of this Amendment and the Credit Agreement as amended by this Amendment (the Credit Agreement as so amended, the “Amended Credit Agreement”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.  Specific Amendments to Credit Agreement. Upon the effectiveness of this Amendment, the parties hereto agree that the Credit Agreement is amended as follows:

(a)                               The Credit Agreement is hereby amended by adding the following new defined terms to Section 1.1. thereof in the appropriate alphabetical order:

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning given that term in Section 6.1.(y).

“PNC” means PNC Bank, National Association

“RBC” means Royal Bank of Canada

“RMR” means The RMR Group LLC, formerly known as Reit Management Research LLC, together with its successors and permitted assigns.

“RMR Inc.” means The RMR Group Inc., a Maryland corporation.

“RMR Inc. Distribution” means the Borrower’s distribution of RMR Inc. shares in accordance with Section 4.3 of the Transaction Agreement dated as of June 5, 2015, as in effect from time to time, among RMR, Reit Management & Research Trust, RMR Inc. and the Borrower.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned County or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Trading with the Enemy Act” has the meaning given to that term in Section 6.1 (y).

(b)                              The Credit Agreement is hereby amended by restating each of the following definitions in Section 1.1. thereof in its entirety as follows:

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Business Management Agreement” means that certain Second Amended and Restated Business Management Agreement dated on or about June 5, 2015, as amended to date, by and among the Borrower and RMR.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan and (c) the issuance of a Letter or Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“EBITDA” means, with respect to a Person for a given period and without duplication, the sum of: (a) net income (or loss) of such Person for such period determined on a consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (loss) for such period): (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains and losses; (v) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP and (vi) in the case of Borrower and its Subsidiaries, equity in the earnings (or loss) of Unconsolidated Affiliates and RMR Inc. (but only in the case of RMR Inc., if RMR Inc. would be an Unconsolidated Affiliate but for the last sentence of the definition of that term); plus (b) in the case of the Borrower and its Subsidiaries cash dividends (other than extraordinary cash dividends or distributions) received by the Borrower or its Subsidiaries from RMR Inc. during such period; plus (c)  such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates.  Straight line rent leveling adjustments, deferred hotel operating income adjustments and deferred percentage rent adjustments required under GAAP, and amortization of intangibles pursuant to FASB ASC 805 and the like, shall be disregarded in determinations of EBITDA.

“Issuing Bank” means each of Wells Fargo, PNC and RBC, in its capacity as an issuer of Letters of Credit pursuant to Section 2.3. of the Credit Agreement. Any reference to “the Issuing Bank” herein shall be deemed to refer to each Issuing Bank, any Issuing Bank, the applicable Issuing Bank or all Issuing Banks, as the context may require.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).  If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.  If LIBOR determined as provided above would be less than zero, LIBOR shall be deemed to be zero.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not at the time required to be paid or discharged under Section 7.6., or (ii) if such Lien is the responsibility of a financially responsible Operator to discharge; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person and, in the case of the Borrower or any Subsidiary, Liens granted by any tenant on its leasehold estate in a Property which are subordinate to the interest of the Borrower or a Subsidiary in such Property; (d) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1.(f); (e) deposits to secure trade contracts (other than for Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) the lessor’s interest in property leased to the Borrower or any of its Subsidiaries pursuant to a lease permitted by this Agreement; (g) the interests of tenants, operators or managers of Properties; (h) Liens on any assets of a TRS in favor of the Borrower or any other Subsidiary; (i) Liens in favor of the Administrative Agent for the benefit of the Lenders, the Issuing Bank and the Specified Derivatives Providers; (j) Liens which are also secured by restricted cash or Cash Equivalents of equal or greater value; (k) Liens securing judgments not constituting an Event of Default under Section 10.1.(h); (l) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; (m) Liens (i) on earnest money deposits in connection with purchases and sales of properties, (ii) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to this Agreement, or (iii) consisting of an agreement to dispose of any property; (n) Liens in favor of the Borrower or any of its Subsidiaries; and (o) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

“Property Management Agreement” means that certain Second Amended and Restated Property Management Agreement dated as of June 5, 2015, as amended to date, by and among RMR and the Borrower, on behalf of itself and its Subsidiaries.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit; provided, however, with respect to any Letter of Credit that, by its terms or the terms of any application related thereto, provides for one or more automatic increases in the Stated Amount thereof, the Stated Amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

“Swingline Commitment” means, with respect to a Swingline Lender, such Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.4. in an amount up to, but not exceeding, the amount provided for such Swingline Lender in the first sentence of Section 2.4.(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means each of Wells Fargo, PNC and RBC, each in its capacity as a Lender to make Swingline Loans pursuant to Section 2.4., together with its respective successors and assigns.  Any reference to “the Swingline Lender” herein shall be deemed to refer to each Swingline Lender, any Swingline Lender, the applicable Swingline Lender or all Swingline Lenders, as the context may require.

“Total Asset Value” means the sum of the following (without duplication) of the Borrower and its Subsidiaries for the fiscal quarter most recently ended: (a)(i) with respect to all Properties owned (or leased pursuant to a Ground Lease) by the Borrower or any Subsidiary for one or more fiscal quarters, Adjusted EBITDA attributable to such Properties for such period multiplied by (ii) 4 and divided by (iii) the applicable Capitalization Rate; (b) the purchase price paid for any Property acquired during such fiscal quarter or any of the immediately preceding three fiscal quarters (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements but including amounts retained as Operator Deposits and prior to allocations of property purchase prices pursuant to FASB ASC 805 and the like); provided that (x) once any such Property is included in the determination of Total Asset Value pursuant to the preceding clause (a) it may not thereafter be included under this clause (b) and (y) any Property the value of which was determined under clause (a) of this definition in the Existing Credit Agreement may not be valued under this clause (b); (c) the value of the Borrower’s equity Investments in RMR Inc. as of the end of such fiscal quarter, such value determined (x) until the RMR Inc. Distribution, at cost and (y) after the RMR Inc. Distribution, at the lower of cost or Fair Market Value; (d) all cash and cash equivalents; (e) accounts receivable that are not (i) owing in excess of 90 days as of the end of such fiscal quarter or (ii) being contested in writing by the obligor in respect thereof (in which case only such portion being contested shall be excluded from Total Asset Value); (f) prepaid taxes and operating expenses as of the end of such fiscal quarter; (g) the book value of all Developable Property and Assets Under Development as of the end of such fiscal quarter; (h) the book value of all other tangible assets (excluding land or other real property) as of the end of such fiscal quarter; (i) the book value of all Mortgage Notes as of the end of such fiscal quarter; and (j) the Borrower’s Ownership Share of the preceding items (other than those referred to in clause (c)) of any Unconsolidated Affiliate of the Borrower.  To the extent that the value of the Borrower’s equity Investments in RMR Inc. would in the aggregate account for more than 3.0% of Total Asset Value, such excess shall be excluded.  Notwithstanding the foregoing, for purposes of determining Total Asset Value at any time, (i) the Borrower may, in addition to the Properties referred to in the immediately preceding clause (b), include the purchase price paid for any Property acquired during the period following the end of the fiscal quarter most recently ended through the time of such determination (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements at the time of such determination, but including amounts retained as Operator Deposits and prior to allocations of property purchase prices pursuant to FASB ASC 805 and the like, each at the time of such determination); provided, that if the Borrower elects to include the purchase price paid for any Property acquired during the period following the end of the fiscal quarter most recently ended through the time of such determination as permitted by this clause (i), then the Borrower must exclude from the determination of Total Asset Value the Adjusted EBITDA, the purchase price or the book value, as applicable, of any Property disposed of by the Borrower during such period and (ii) for purposes of the immediately preceding clause (d), the amount of cash and cash equivalents shall be calculated as of such date of determination rather than as of the end of the fiscal quarter most recently ended.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person. Notwithstanding the foregoing, RMR Inc. shall not be considered to be an Unconsolidated Affiliate of the Borrower or any of its Subsidiaries.

“Unencumbered Asset Value” means, on any date of determination, the sum of: (a) unrestricted cash of the Borrower and its Subsidiaries; (b)(i) Adjusted EBITDA for the fiscal quarter most recently ended attributable to Unencumbered Assets owned or leased by the Borrower or any Subsidiary for one or more fiscal quarters of the Borrower, multiplied by (ii) 4 divided by (iii) the applicable Capitalization Rate; (c) the purchase price paid for any Unencumbered Asset acquired during such fiscal quarter or any of the immediately preceding three fiscal quarters (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements); provided that (x) once any such Unencumbered Asset is included in the determination of Unencumbered Asset Value pursuant to the preceding clause (b) it may not thereafter be included under this clause (c) and (y) any Unencumbered Asset the value of which was determined under clause (b) of this definition in the Existing Credit Agreement may not be valued under this clause (c); (d) the book value of all Unencumbered Mortgage Notes of the Borrower and its Subsidiaries (excluding any Unencumbered Mortgage Note (i) where the obligor is more than 30 days past due with respect to any payment obligation or (ii) secured by a Non-Domestic Property); and (e) the value of the Equity Interests in RMR Inc. owned by the Borrower, such value determined at the lower of cost or Fair Market Value, so long as such Equity Interests are not subject to any Liens (other than Permitted Liens of the types described in clauses (a)

through (c) or clauses (e) through (j) of the definition thereof) or to any Negative Pledge (other than certain Negative Pledges permitted under clause (iii) of Section 9.2(b)).  To the extent that (w) the sum of the book value of Unencumbered Mortgage Notes would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded; (x) Properties leased by the Borrower or a Wholly Owned Subsidiary pursuant to a Ground Lease having a remaining term of less than 30 years (taking into account extensions which may be effected by the lessee without the consent of the lessor) would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded; (y) Non-Domestic Properties would, in the aggregate, account for more than 20.0% of Unencumbered Asset Value, such excess shall be excluded; and (z) Other Properties would, in the aggregate, account for more than 20.0% of Unencumbered Asset Value, such excess shall be excluded.  In addition, to the extent that the value of the Equity Interests of RMR Inc. owned by the Borrower would in the aggregate account for more than 3.0% of Unencumbered Asset Value, such excess shall be excluded.  If an Unencumbered Asset or Unencumbered Mortgage Note is not owned as of the last day of a quarter then such asset shall be excluded from the foregoing calculations.  Notwithstanding the foregoing, for purposes of determining Unencumbered Asset Value at any time, (i) the Borrower may, in addition to the Unencumbered Assets referred to in the immediately preceding clause (c), include the purchase price paid for any Unencumbered Asset acquired during the period following the end of the fiscal quarter most recently ended through the time of such determination (less any such amounts paid during such period as a purchase price adjustment or held in escrow at the time of such determination, retained as a contingency reserve at the time of such determination, or subject to other similar arrangements, each at the time of such determination); provided, that if the Borrower elects to include the purchase price paid for any Unencumbered Asset acquired during the period following the end of the fiscal quarter most recently ended through the time of such determination as permitted by this clause (i), then the Borrower must exclude from the determination of Unencumbered Asset Value Adjusted EBITDA or the purchase price, as applicable, of any Unencumbered Asset disposed of by the Borrower during such period and (ii) for purposes of the immediately preceding clause (a), the amount of unrestricted cash shall be calculated as of such date of determination rather than as of the end of the fiscal quarter most recently ended.

“Unencumbered EBITDA” means, for a given period the sum of (a) the aggregate Adjusted EBITDA attributable to the Unencumbered Assets and Unencumbered Mortgage Notes and (b) cash dividends received by the Borrower or any of its Subsidiaries from RMR Inc. during such period; provided that for purposes of this definition, revenues of an applicable Person during any applicable period constituting payments or accruals for payments of amounts more than 60 days past due and any related reserves shall be excluded in the calculation of such Person’s EBITDA for such period.

(c)                               The Credit Agreement is hereby amended by restating Section 2.3. thereof in its entirety to read as follows:

Section 2.3.  Letters of Credit.

(a)                               Letters of Credit.  Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15., each Issuing Bank, on behalf of the

Revolving Lenders, agrees to issue for the account of the Borrower (which may be issued in support of obligations of any Subsidiary of the Borrower) during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $50,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided, that an Issuing Bank shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate Stated Amount of the outstanding Letters of Credit issued by such Issuing Bank would exceed the lesser of (i) 25.0% of the L/C Commitment Amount in the case of PNC and RBC and 50% of the L/C Commitment Amount in the case of Wells Fargo and (ii) the Revolving Commitment of such Issuing Bank in its capacity as a Revolving Lender.  The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes of this Agreement.

(b)                              Terms of Letters of Credit.  At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower.  Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Revolving Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Revolving Termination Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”) so long as the Borrower delivers to the Administrative Agent for the benefit of the applicable Issuing Bank and the Revolving Lenders no later than 30 days prior to the Revolving Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no Extended Letters of Credit remain outstanding.  If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 30 days prior to the Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $500,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).

(c)                               Requests for Issuance of Letters of Credit.  The Borrower shall give an Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the applicable Issuing Bank.  Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article V, the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event shall such Issuing Bank be required to issue the requested Letter of Credit prior to the date five (5) Business Days (or such shorter time period as may be acceptable to the applicable Issuing Bank) following the date after which such Issuing Bank has received all of the items, if any, required to be delivered to it under this subsection.  An Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  Upon the written request of the Borrower, the applicable Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit issued by it within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)                              Reimbursement Obligations.  Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation.  The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than as provided in this subsection).  Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to the Administrative Agent for the account of each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.

(e)                               Manner of Reimbursement.  Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Borrower fails to so advise the Administrative Agent and the applicable Issuing Bank, or if the Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the applicable Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 p.m. Eastern time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.  The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)                                Effect of Letters of Credit on Revolving Commitments.  Upon the issuance by an Issuing Bank of a Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)                               Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations.  In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit issued by an Issuing Bank against such documents, such Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, none of the Issuing Banks, the Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’, the Administrative Agent’s or any Lender’s rights or powers hereunder.  Any action taken or omitted to be taken by an

Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender.  In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.  Notwithstanding anything to the contrary contained in this Section or Section 12.9., but not in limitation of the Borrower’s unconditional obligation to reimburse an Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, an Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, an Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, an Issuing Bank or any Lender with respect to any Letter of Credit.

(h)        Amendments, Etc.  The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by such Issuing Bank shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the applicable Revolving Lenders, if any, required by Section 12.6. shall have consented thereto.  In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i)         Revolving Lenders’ Participation in Letters of Credit.  Immediately upon (i) the Effective Date with respect to all Existing Letters of Credit and (ii) the date of issuance by an Issuing Bank of any Letter of Credit, each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the applicable Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, to the extent and in the manner set forth in the immediately following subsection (j) below, such Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit.  In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by it pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)).

(j)         Payment Obligation of Revolving Lenders.  Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9.(d).  If the notice referenced in the second sentence of Section 2.3.(e) is received by a Revolving Lender not later than 12:00 p.m. Eastern time, then such Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. Eastern time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 12:00 p.m. Eastern time on the next succeeding Business Day.  Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any

Default or Event of Default, including any Event of Default described in Section 10.1.(e) or (f), (iv) the termination of the Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit.  Each such payment to the Administrative Agent for the account of the applicable Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)        Information to Revolving Lenders.  Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time.  Upon the request of any Revolving Lender from time to time, an Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to such Letter of Credit then outstanding.  Other than as set forth in this subsection, the Issuing Banks and the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of any Issuing Bank or the Administrative Agent to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).

(l)         Extended Letters of Credit.  Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

(d)        The Credit Agreement is hereby amended by restating Section 2.4. thereof in its entirety to read as follows:

(a)        Swingline Loans.  Subject to the terms and conditions hereof, including without limitation Section 2.15., each Swingline Lender severally and not jointly agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser (such lesser amount being referred to as the “Swingline Availability” of a given Swingline Lender) of (i) $18,750,000 in the case of PNC and RBC and $37,500,000 in the case of Wells Fargo and (ii) the commitment of such Swingline Lender in its capacity as a Revolving Lender minus the aggregate outstanding principal amount of the Revolving Loans made by such Swingline Lender.  If at any time the aggregate principal amount of the Swingline Loans made by a Swingline Lender outstanding at such time exceeds the Swingline Availability of such Swingline Lender at such time, the Borrower shall immediately pay the Administrative Agent for the account of such Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)        Procedure for Borrowing Swingline Loans.  The Borrower shall give the Administrative Agent and the Swingline Lender selected by the Borrower to make a Swingline Loan notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan.  Each Notice of Swingline Borrowing shall be delivered to the applicable Swingline Lender and the Administrative Agent no later than

2:00 p.m. Eastern time on the proposed date of such borrowing.  Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to such Swingline Lender and the Administrative Agent by telecopy on the same day of the giving of such telephonic notice.  On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 5.2. for such borrowing, the applicable Swingline Lender will make the proceeds of such Swingline Loan available to the Administrative Agent at its Principal Office in Dollars, in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to satisfaction of the applicable conditions set forth in Section 5.2 for such borrowing, be made available to the Borrower not later than 11:00 a.m. on such date if the Swingline Lender and the Administrative Agent received such Notice of Swingline Borrowing by 9:00 a.m. on such date, and otherwise not later than 4:00 p.m. on such date, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c)        Interest.  Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans or at such other rate or rates as the Borrower and the applicable Swingline Lender may agree (with written notice thereof to the Administrative Agent) from time to time in writing.  Interest on a Swingline Loan is solely for the account of the Swingline Lender that made such Swingline Loan (except to the extent a Revolving Lender acquires a participating interest in such Swingline Loan pursuant to the immediately following subsection (e)).  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5. with respect to interest on Base Rate Loans (except as the applicable Swingline Lender and the Borrower may otherwise agree in writing (with written notice thereof to the Administrative Agent) in connection with any particular Swingline Loan made by such Swingline Lender).

(d)        Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof, or such other minimum amounts agreed to by a Swingline Lender and the Borrower.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender that made such Swingline Loan and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender that made such Swingline Loan and the Administrative Agent prior written notice thereof no later than 10:00 a.m. Eastern time on the date of such prepayment.  The Swingline Loans owing to a Swingline Lender shall, in addition to this Agreement, be evidenced by a Swingline Note in favor of such Swingline Lender (unless such Swingline Lender shall have notified the Borrower and the Administrative Agent that such Swingline Lender does not want to receive a Swingline Note).

(e)        Repayment and Participations of Swingline Loans.  The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender that made such Swingline Loan and, in any event, within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Any Swingline Lender making demand for repayment of a Swingline Loan made by such Swingline Lender shall notify the Administrative Agent of such demand on the date on such demand is made.

Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender that made such Swingline Loan and the Borrower may agree in writing (with notice thereof to the Administrative Agent)).  In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender that made such Swingline Loan may, on behalf of the Borrower (which hereby irrevocably directs each applicable Swingline Lender to act on its behalf for such purpose), request a borrowing of Revolving Loans that are Base Rate Loans from the Revolving Lenders in an amount equal to the principal balance of such Swingline Loan.  The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection.  Such Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 12:00 p.m. Eastern time on the proposed date of such borrowing.  Promptly after receipt of such notice of borrowing of Revolving Loans from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Revolving Lender of the proposed borrowing.  Not later than 2:00 p.m. Eastern time on the proposed date of such borrowing, each Revolving Lender will make available to the Administrative Agent at the Principal Office for the account of the applicable Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender.  The Administrative Agent shall pay the proceeds of such Revolving Loans to the applicable Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  If the Revolving Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the existence of any of the Defaults or Events of Default described in Sections 10.1.(e) or (f), each Revolving Lender shall purchase from the applicable Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the applicable Swingline Lender in Dollars and in immediately available funds.  A Revolving Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, any Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1. (e) or (f)), or the termination of any Revolving Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the applicable Swingline Lender by any Revolving Lender, such Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Lender does not pay such amount forthwith upon the applicable Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, applicable Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the applicable Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

(e)        The Credit Agreement is hereby amended by restating the second sentence of Section 3.5.(c) thereof in its entirety to read as follows:

In addition to such fees, the Borrower shall pay to an Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank in the amount provided in the Fee Letter; provided, however, in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than $1,000.

(f)        The Credit Agreement is hereby amended by restating Section 6.1.(h) thereof in its entirety to read as follows:

(h)        Material Contracts.  Schedule 6.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts.

(g)        The Credit Agreement is hereby amended by restating Section 6.1.(j) thereof in its entirety to read as follows:

(j)         Taxes.  All federal, state and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed (after taking into account any extensions of time within to file such tax returns) have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6.  As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit.  All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(h)        The Credit Agreement is hereby amended by restating Section 6.1.(l) thereof in its entirety to read as follows:

(l)         No Material Adverse Change.  Since December 31, 2012, there has been no material adverse change in the consolidated financial condition, results of operations or business of the Borrower and its consolidated Subsidiaries taken as a whole.  Each of the Borrower, the other Loan Parties, and the Borrower and its Subsidiaries taken as a whole, is Solvent.

(i)         The Credit Agreement is hereby amended by restating Section 6.1.(y) thereof in its entirety to read as follows:

(y)        Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws.  None of the Borrower, any Subsidiary, any of their respective directors, or officers, or, to the knowledge of the Borrower, any of the Borrower’s or any Subsidiary’s employees and agents (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”).  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects.  None of the Borrower or any Subsidiary is, or derives any of its assets or operating income from investments in or transactions with, a Sanctioned Person and none of the respective directors, officers, or to the knowledge of the Borrower, employees or agents of the Borrower or any of its Subsidiaries is a Sanctioned Person.

(j)         The Credit Agreement is hereby amended by restating Section 7.2. thereof in its entirety to read as follows:

Section 7.2.  Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect and (b) all terms and conditions of all Material Contracts to which it is a party. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(k)        The Credit Agreement is hereby amended by restating Section 7.6. thereof in its entirety to read as follows:

Section 7.6.  Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge, or cause to be paid and discharged, when due (a) all federal and state income, and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this

Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

(l)         The Credit Agreement is hereby amended by restating Section 7.8. thereof in its entirety to read as follows:

Section 7.8.  Use of Proceeds.

The Borrower will use the proceeds of the Loans only for the repayment of Indebtedness and for other general business purposes.

(m)       The Credit Agreement is hereby amended by restating Section 7.12. thereof in its entirety to read as follows:

Section 7.12.  Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the NYSE MKT LLC Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

(n)        The Credit Agreement is hereby amended by restating Section 7.13.(b) thereof in its entirety to read as follows:

(b)        The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) either (A) simultaneously with its release from the Guaranty such Subsidiary will cease to be a Subsidiary or (B) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects)  on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects)) and except for changes in factual circumstances expressly permitted under the Loan Documents; and (iv) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release.  Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(o)        The Credit Agreement is hereby amended by restating Section 8.2. thereof in its entirety to read as follows:

Section 8.2.  Year-End Statements.

As soon as available and in any event within 5 days after the same is filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period and (b) independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (it being acknowledged that any of Deloitte, Ernst & Young, PricewaterhouseCoopers and KPMG shall be acceptable to the Administrative Agent), whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit.  Together with such financial statements, the Borrower shall deliver a report, in form and detail reasonably satisfactory to the Administrative Agent, setting forth the Hotel Net Cash Flow for each Hotel Pool and each Hotel that is not in a Hotel Pool for such fiscal year to the extent such information is obtained from Operators and such other information as the Administrative Agent may reasonably request.

(p)        The Credit Agreement is hereby amended by restating Section 8.4.(e) thereof in its entirety to read as follows:

(e)        To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;

(q)        The Credit Agreement is hereby amended by restating Section 8.4.(o) thereof in its entirety to read as follows:

(o)        [Intentionally Omitted]

(r)        The Credit Agreement is hereby amended by restating Section 9.2.(b) thereof in its entirety to read as follows:

(b)        The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which (A) the Borrower, such Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist without violation of this Agreement and (B)  is secured by a Lien permitted to exist under the Loan Documents, and (y) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale or (iii) a Negative Pledge contained in any agreement that evidences unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to those restrictions contained in the Loan Documents.

(s)        The Credit Agreement is hereby amended by restating Section 9.3. thereof in its entirety to read as follows:

Section 9.3.  Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document or in any other agreement (A) evidencing Unsecured Indebtedness that the Borrower, any other Loan Party any other Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing encumbrances and restrictions imposed in connection with such Unsecured Indebtedness that are either substantially similar to, or less restrictive than, the encumbrances and restrictions set forth in Section 9.1.(i) and Section 9.4. of this Agreement and Section 13 of the Guaranty or, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business.  Notwithstanding anything to the contrary in the foregoing, the restrictions in this Section shall not apply to any provision of any Guaranty entered into by the Borrower, any Loan Party or any other Subsidiary relating to the Indebtedness of any Subsidiary permitted to be incurred hereunder, which provision subordinates any rights of Borrower, other Loan Party or any other Subsidiary to payment from such Subsidiary to the payment in full of such Indebtedness.

(t)         The Credit Agreement is hereby amended by restating Section 9.4.(a) thereof in its entirety to read as follows:

(a)        any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower), including, for the avoidance of doubt, the sale, transfer or other disposition of the capital stock of or other Equity Interests in any Subsidiary of the Borrower, so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(u)        The Credit Agreement is hereby amended by restating Section 9.8. thereof in its entirety to read as follows:

Section 9.8.  Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 6.1.(s), (b) transactions among the Borrower and any Wholly Owned Subsidiary or among Wholly Owned Subsidiaries or (c) (i) transactions in the ordinary course of the Borrower, such other Loan Party or such Subsidiary and (ii) pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that the Borrower, a Loan Party or any other Subsidiary may enter into an Operating Agreement with an Affiliate outside of the ordinary course of business of the Borrower, such other Loan Party or such other Subsidiary so long as such Operating Agreement complies with the terms of the immediately preceding clause (c)(ii).

(v)        The Credit Agreement is hereby further amended by amending Section 9.10. thereof to replace the words “establish an effective” with the words “are intended to establish a”.

(w)      The Credit Agreement is hereby amended by adding the following Section 9.11. to read as follows:

Section 9.11.  Use of Proceeds.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of the proceeds of the Loans to (a) purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or (b) to extend credit to others for the purpose of purchasing or carrying any such margin stock.  The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, use any proceeds of any Loan directly or, to the knowledge of the Borrower, indirectly in any manner which would violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

(x)        The Credit Agreement is hereby further amended by amending Section 10.1(d)(i) thereof to replace the words “due and payable” with the words “due and payable (after giving effect to any applicable grace or cure period)”.

(y)        The Credit Agreement is hereby amended by restating Section 10.1(e) thereof in its entirety to read as follows:

(e)        Voluntary Bankruptcy Proceeding.  The Borrower, any other Loan Party or any other Subsidiary (other than (x) an Excluded Subsidiary all Indebtedness of which is Nonrecourse Indebtedness, (y) a Guarantor that, together with all other Guarantors then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $25,000,000 of Total Asset Value, or (z) a Subsidiary (other than an Excluded Subsidiary all the Indebtedness of which is Nonrecourse Indebtedness) that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $50,000,000 of Total Asset Value) shall:  (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(z)        The Credit Agreement is hereby amended by restating Section 10.1(f) thereof in its entirety to read as follows:

(f)        Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any other Subsidiary (other than (x) an Excluded Subsidiary all Indebtedness of which is Nonrecourse Indebtedness, (y) a Guarantor that, together with all other Guarantors then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $25,000,000 of Total Asset Value, or (z) a Subsidiary (other than an Excluded Subsidiary all the Indebtedness of which is Nonrecourse Indebtedness) that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $50,000,000 of Total Asset Value) in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Borrower, such Subsidiary or such other Loan Party(including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(aa)      The Credit Agreement is further amended by deleting Exhibit F attached thereto and replacing it with Exhibit F attached hereto.

Section 2.  Accordion Exercise.  Upon the effectiveness of this Amendment, (i) each of the Lenders set forth on Schedule I agrees that the amount of its Revolving Commitment shall be increased by an amount equal to the “Amount of Increase of Commitment”, if any, set forth for such Lender on Schedule I and (ii) each Lender increasing the amount of its Revolving Commitment agrees to make the payments required to be made by such Lenders under the fifth sentence of Section 2.16. of the Credit Agreement.

Section 3.  Conditions Precedent.  The effectiveness of this Amendment is subject to the truth and accuracy of the representations set forth in Section 4 below and receipt by the Administrative Agent of the following, each of which shall be in form and substance satisfactory to the Administrative Agent;

(a)        A counterpart of this Amendment duly executed by the Borrower, the Administrative Agent, the Requisite Lenders, each Lender increasing its Revolving Commitment, the Issuing Banks and the Swingline Lenders;

(b)        Replacement Revolving Notes executed by the Borrower, payable to each new Revolving Lender and each Revolving Lender whose Revolving Commitment is changing pursuant to this Amendment (but excluding any Revolving Lender that has elected not to receive Revolving Notes) and Swingline Notes executed by the Borrower to Wells Fargo, RBC and PNC (unless any Swingline Lender has elected not to receive a Swingline Note);

(c)        A certificate of the Borrower’s chief executive officer, chief legal officer, chief financial officer or chief accounting officer certifying as of the date hereof, and after giving effect to the transactions hereby, that (i) no Default or Event of Default shall be in existence and (ii) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement;

(d)        copies of all corporate, partnership or other necessary action taken by the Borrower to authorize its execution and delivery of this Amendment, the performance of this Amendment and the Credit Agreement as amended by this Amendment, and the increase in the Commitments contemplated by this Amendment;

(e)        An opinion of counsel to the Borrower, addressed to the Administrative Agent and the Lenders, covering such matters as reasonably requested by the Administrative Agent;

(f)        Evidence that all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders in connection with this Amendment have been paid; and

(g)        Such other documents, agreements, instruments, certificates or other confirmations as the Administrative Agent may reasonably request.

Section 4.  Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)        Authorization.  The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms.  This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)        Compliance with Laws, etc.  The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise:  (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of Borrower or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.

(c)        No Default.  No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 5.  Reaffirmation of Representations by Borrower.  The Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower and the other Loan Parties to the Administrative Agent and the Lenders in the Credit Agreement and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 6.  Certain References.  Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment. This Amendment is a Loan Document.

Section 7.  Costs and Expenses. The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8.  Benefits.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10.  Effect.  Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.  The amendment contained herein shall be deemed to have prospective application only.  The Credit Agreement (as amended hereby) is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Credit Agreement (as amended hereby) or any other Loan Document.

Section 11.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12.  Definitions.  All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Credit Agreement to be executed as of the date first above written.

HOSPITALITY PROPERTIES TRUST

By:	/s/ Mark L. Kleifges
Name:	Mark L. Kleifges
Title:	Treasurer & CFO

[Signatures Continued on Next Page]

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as an Issuing Bank, as a Swingline Lender and as a Lender

By:	/s/ Anand J. Jobanputra
Name:	Anand J. Jobanputra
Title:	Senior Vice President
Hospitality Finance Group
Wells Fargo Bank, N. A.

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as an Issuing Bank and as a Swingline Lender

By:	/s/ Rina Kansagra
Name:	Rina Kansagra
Title:	Authorized Signatory

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as an Issuing Bank and as a Swingline Lender

By:	/s/ John R. Roach, Jr.
Name:	John R. Roach, Jr.
Title:	Vice President

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.

By:	/s/ John Sletten
Name:	John Sletten
Title:	Vice President

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

MIZUHO BANK, LTD.

By:	/s/ John Davies
Name:	John Davies
Title:	Authorized Signatory

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

CITIBANK, N.A.

By:	/s/ John Rowland
Name:	John Rowland
Title:	Vice President

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

COMPASS BANK

By:	/s/ Brian Tuerff
Name:	Brian Tuerff
Title:	Senior Vice President

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

RBS CITIZENS, N.A.

By:	/s/ Craig Aframe
Name:	Craig Aframe
Title:	Vice President

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

REGIONS BANK

By:	/s/ Michael R. Mellott
Name:	Michael R. Mellott
Title:	Director

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

UBS AG, STAMFORD BRANCH

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

By:	/s/ Craig Pearson
Name:	Craig Pearson
Title:	Associate Director

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ David W. Heller
Name:	David W. Heller
Title:	Senior Vice President

[Signature Page to First Amendment to Amended and Restated Credit Agreement]

FIRST TENNESSEE BANK N.A.

By:	/s/ Jean Brennan
Name:	Jean Brennan
Title:	Senior Vice President

SCHEDULE I

Revolving Commitments

Revolving Lenders	Amount of Increase of Commitment	Revolving Commitment
Wells Fargo Bank, National Association	$29,750,000	$101,250,000
Royal Bank of Canada	$29,750,000	$101,250,000
PNC Bank, National Association	$29,750,000	$101,250,000
Bank of America, N.A.	$29,750,000	$101,250,000
Mizuho Bank, Ltd.	$29,500,000	$77,500,000
Citibank, N.A.	$31,500,000	$60,500,000
Regions Bank		$59,000,000
RBS Citizens, N.A.		$54,000,000
Morgan Stanley Bank, N.A.	$25,000,000	$50,000,000
UBS AG, Stamford Branch	$25,000,000	$50,000,000
Sumitomo Mitsui Banking Corporation		$48,000,000
Compass Bank	$15,000,000	$47,000,000
U.S. Bank National Association		$32,000,000
Santander Bank N.A.		$22,000,000
Bank Hapoalim B.M.		$19,000,000
Land Bank of Taiwan Los Angeles Branch		$12,750,000
Mega International Commercial Bank Co., Ltd. New York Branch		$12,750,000
First Tennessee Bank N.A.	$5,000,000	$11,250,000
Bank of Taiwan, Los Angeles Branch		$10,750,000
Chang Hwa Commercial Bank, Ltd., New York Branch		$9,500,000
Comerica Bank		$9,500,000
Taiwan Cooperative Bank, Los Angeles Branch		$6,250,000
Mega International Commercial Bank Co., Ltd., Los Angeles Branch		$3,250,000
TOTAL	$250,000,000.00	$1,000,000,000.00

Exhibit F

[Notice of Swingline Borrowing]

EXHIBIT F

FORM OF NOTICE OF SWINGLINE BORROWING

____________, 20___

[[RBC/PNC]

______________

______________

______________]1

Wells Fargo Bank, National Association

Minneapolis Loan Center

608 Second Ave. South, 11th Floor

Minneapolis, Minnesota 55402

Attn:  __________

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of January 8, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hospitality Properties Trust, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.                                    Pursuant to Section 2.4.(b) of the Credit Agreement, the Borrower hereby requests that the [Wells Fargo][RBC][PNC] make a Swingline Loan to the Borrower in an amount equal to $___________________2.

2.                                    The Borrower requests that such Swingline Loan be made available to the Borrower on ____________, 20___3.

3.                                    The Borrower requests that the proceeds of such Swingline Loan be made available to the Borrower by _______________________________________.

4.                                    The proceeds of this borrowing of such Loans will be used for ____________________________, which is consistent with the terms of Section 7.8. of the Credit Agreement.

1  If the Swingline Lender selected by the Borrower to make a Swingline Loan is either RBC or PNC, notice must also be given to Wells Fargo, in its capacity as Administrative Agent.

2  Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender, the Administrative Agent and the Borrower.

3  Must be a Business Day

F-1

5.                                    Account information where Swingline Loan proceeds should be disbursed:

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and immediately after giving effect to the making of such Swingline Loan, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.15. of the Credit Agreement would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.  In addition, the Borrower certifies to the Administrative Agent, the Swingline Lender and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article V. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.4.(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

HOSPITALITY PROPERTIES TRUST

By:
Name:
Title:

F-2